EXHIBIT 99.1


                   BARRICODE ANNOUNCE 9 FOR 1 STOCK DIVIDEND


CARSON CITY, NV, Nov. 16 /PRNewswire-FirstCall/ - Barricode Inc (BCDI-OTC) (62o Frankfurt), today announce the Board of Directors has authorized a nine for one stock dividend payable in stock to all shareholders of record as of the close of business November 13th, 2009. The dividend is intended to be distributed on November 26th notwithstanding any comments from FINRA. The Board also wishes to inform its shareholders it is in negotiations to enhance its current IP portfolio with a new technology that will eliminate global roaming fees on mobile handsets while providing a low cost long distance solution for the almost 780 million people who travel internationally each year.

ABOUT BARRICODE

Barricode, Inc., a development stage company, focuses on packaging, selling, distributing, and supporting open-source network security software. The companys security software products and services would add value to open-source code supplied by independent third party providers. It intends to provide ChainMail, a freeware document protection (encryption) application, which would allow users to encrypt outgoing email messages and decrypt incoming messages.

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to the company or its management, identify forward-looking statements. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Barricode's filings with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on Barricode's website does not constitute a part of this release.

SOURCE Barricode Inc